1 Contact: Paul Adams Constellation Communications 410-470-9700 Paul.Adams@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION APPOINTS DHIAA M. JAMIL TO ITS BOARD OF DIRECTORS Longtime Duke Energy executive brings nuclear energy, operations expertise to board BALTIMORE (May 31, 2023) — Constellation announced today the election of Dhiaa M. Jamil to its Board of Directors effective June 12, 2023. Jamil currently serves as executive vice president and chief operating officer for Duke Energy, one of the largest energy holding companies in the United States, supplying and delivering electric services to approximately 8.2 million customers in the Southeast and Midwest. He is responsible for the company’s generating fleet, transmission grid, enterprise-wide project management and construction, environment, health and safety and other related support functions. Jamil will retire June 30, 2023, after more than 40 years with Duke. “Over his distinguished career, Dhiaa has established himself as a trusted and dependable leader, with a track record of operating generation assets safely and effectively,” said Robert J. Lawless, chairman, Constellation. “His more than four decades of experience in the energy industry will be an asset to the board, along with his deep appreciation for the reliability and environmental benefits of nuclear energy and its foundational role in addressing the climate crisis.” “Between its best-in-class fleet of carbon-free generation and extensive customer footprint, Constellation is uniquely positioned in the energy industry,” Jamil said. “I look forward to joining the Constellation board and helping to drive continued world-class operations and the transition to a clean energy economy.” Prior to his current role, Jamil served as executive vice president of Duke Energy’s regulated generation and as chief nuclear officer from 2008 to 2015, where he oversaw the largest regulated nuclear fleet in the country. During that time, he played a key role in Duke’s 2012 merger with Progress Energy, integrating and transforming a fleet of 12

2 nuclear units. Earlier in his career, he held various leadership roles of increasing responsibility at the company’s Oconee, McGuire and Catawba nuclear stations, including station manager and site vice president. Throughout his tenure, Jamil has directed virtually every operating function from the fossil fleet and transmission grid to supply chain and construction with 14,000 employees under his scope of responsibility. Jamil’s leadership has had a broad impact on the energy industry and communities served by Duke. He recently served on the board of directors for the Nuclear Energy Institute and chairs the UNC Charlotte Energy Production Infrastructure Center (EPIC) Advisory Board. He also serves as a trustee for the Duke Energy Foundation, the company’s philanthropic arm focused on supporting vibrant economies, climate resiliency and justice, equity and inclusion. Jamil is a past board member of Nuclear Electric Insurance Limited (NEIL), which insures all nuclear power plants in the United States as well as some facilities internationally. He also served on various utilities’ nuclear safety review boards and was a member of the National Nuclear Training Accrediting Board. A Charlotte, North Carolina, resident, Jamil received a Bachelor of Science degree in electrical engineering from the University of North Carolina at Charlotte and completed advanced management programs at both Harvard Business School and the Institute of Nuclear Power Operations. # # # About Constellation Headquartered in Baltimore, Constellation Energy Corporation (Nasdaq: CEG) is the nation’s largest producer of clean, carbon-free energy and a leading supplier of energy products and services to businesses, homes, community aggregations and public sector customers across the continental United States, including three fourths of Fortune 100 companies. With annual output that is nearly 90% carbon-free, our hydro, wind and solar facilities paired with the nation’s largest nuclear fleet have the generating capacity to power the equivalent of 15 million homes, providing around 10% of the nation’s clean energy. We are further accelerating the nation’s transition to a carbon-free future by helping our customers reach their sustainability goals, setting our own ambitious goal of achieving 100% carbon-free generation by 2040, and by investing in promising emerging technologies to eliminate carbon emissions across all sectors of the economy. Follow Constellation on LinkedIn and Twitter.